Exhibit 3.1

POWER OF ATTORNEY

THE UNDERSIGNED:

KPN Telecom B.V., a private company with limited liability, having its seat at The Hague, the Netherlands and maintaining its principal place of business at Maanplein 55, 2516 CK The Hague, the Netherlands, in this respect represented by its solely authorized managing director, Royal KPN N.V., in this respect duly represented by Mr. M. H. M. Smits, member of the Board of Management,

DECLARES TO GIVE POWER OF ATTORNEY TO EACH:

•	Mr. C.J. Boogaerdt, Deputy Treasurer of Royal KPN N.V.; and

•	Mr. M.G. Roovers, Divisional Legal Officer Corporate of Royal KPN N.V.,

ON BEHALF OF THE UNDERSIGNED:

to sign Amendment No. 1 dated on or about the date hereof to the Stock Purchase Agreement dated as of January 28, 2005 between KPN Telecom B.V. and CORCYRA d.o.o., Amendment no. 1 to the Escrow Agreement between KPN Telecom B.V. and CORCYRA d.o.o. and JPMorgan Chase Bank N.A. and each other agreement, document and certificate to be delivered in connection therewith and all other documents relating thereto, and furthermore to do anything which the attorney deems necessary in connection with the aforementioned agreements.

The validity of this power of attorney expires on December 15, 2006.

Signed at The Hague on April 27, 2006

/s/ M. H. M. SMITS
M. H. M. Smits